HL State Land No. <2009>0091

Land Use Right Holder:	Heilongjiang Lanxi Sunrise Linen Textile Industry
Co. Ltd
Location:	Second Neighborhood, Xinli Street, Lanxi
Land No.:	205
Map No.:	L-52-61-(13)
Land Type (Purpose of Use:	Industrial enterprise
Price Acquired:
Land Use Right Type:	Transfer
Termination Date:	December 29, 2054
Area under the Use Right:	1495.55m2
Area of Sole Use:	_____ m2
Area Shared:	_____ m2

Pursuant to the legal provisions of the “People's Republic of China Constitution,” “People's Republic of China Land Management Law” and “People's Republic of China Urban Real Estate Property Management Law,” the land use right of which the holder is applying for registration has been reviewed and verified and this certificate is hereby issued in order to protect the legitimate interests of the land use right holder.

Lanxi County People’s Government (seal)
(imprint of Lanxi County People’s Government Land Registration Special Seal)

April 24, 2009

Records:
April 24, 2009:
This certificate is a replacement as the "Records" space on the original certificate is filled full.  The date of issuance of the original certificate is January 18, 2005.

(Copy of the description of the land in question attached)

Agency of Registration:	Lanxi County State Land Resources Bureau
April 24, 2009

Certificate Issuing Authority:	People's Republic of China Ministry of Land and Resources (Land Certificate Management Special Seal)

No. 013767331